Exhibit 2.1

RMG Networks Holding Corporation

15301 Dallas Parkway, Suite 125

Addison, Texas 75001

May 16, 2018

Via Fedex Overnight and E-Mail

SCG Digital, LLC

c/o Sachs Capital Group, LLC

2132 Deep Water Lane, Suite 232

Naperville, IL 60564

Attn: Gregory Sachs

With copy to:

Foley Gardere LLP

2021 McKinney Ave. Suite 1600

Dallas, Texas 75230

Attention: Evan Stone and Chris Babcock

Re:Notice of Extension of Go Shop Period

Dear Sir:

This letter shall serve as notice to SCG Digital, LLC (“Parent”), pursuant to Sections 6.02 and 9.01 of that certain Agreement and Plan of Merger, dated as of April 2, 2018, by and among RMG Networks Holding Corporation (the “Company”), Parent, SCG Digital Merger Sub, Inc., and, solely for the purposes of Sections 6.19, 8.03 and 8.04, SCG Digital Financing, LLC (the “Merger Agreement”), that the Company has elected to extend the Initial Go Shop End Date (as defined in the Merger Agreement) until 11:59 p.m. Eastern time on June 1, 2018.

If you have any questions regarding the foregoing, please contact me at 972-744-3772.

Sincerely,
RMG Networks Holding Corporation
		By:	/s/ Robert R. Robinson
Robert R. Robinson
SVP, General Counsel & Secretary

cc:	Ameer Ahmad (via E-mail)
Neal Aizenstein (via E-mail)

15301 Dallas Parkway, Suite 500 | Addison, Texas 75001 | 972.744.3772